EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST, INC.
2013 2nd Quarter Earnings Conference Call
Questions & Answers Transcript
August 1, 2013, 11:00 AM ET

Participant 1:
Hey guys. I just had one question that I was—or one—two questions on the AHP spinoff that I was hoping you guys could answer for me. I think first of all, how did you come to the cash infusion number of $160 million? Obviously AHT has a lot of cash on the balance sheet, $250 million at the end of the quarter and if AHP is going to get a higher valuation, it might make sense to put the capital there and allow the Company to grow without needing to tap the capital markets sooner, I would imagine, from the size of not only the Pier House, but the $90 million acquisition price you paid, but then the Crystal Gateway asset, that’s much larger, that the majority of that cash would be spoken for with those two assets being acquired in the relatively near term assuming that happens? So that was the first question I was hoping to get some color on, and then the second question was: with a $0.01 dividend on AHP—my back of the envelope just down and dirty analysis looks like it’s about a 25% AFFO payout ratio. Why was that what you guys determined was appropriate for AHP to come out of the gateway if it seems pretty low and typically speaking, some of these smaller market cap lodging stocks, one of the attractive features is a relatively attractive dividend yield and at a penny a quarter that’s not going to get anybody too excited. So any color on both those would be appreciative. Thanks.

Monty Bennett:
Sure. This is Monty. I’ll answer the first one and Doug will answer the second one. On the cash, first realize that the deal with the Gateway Marriott would be a units deal, and so that would not use any cash, although you’re correct that the Pier House would be a user of cash.

In our remarks we commented that $160 million is the minimal amount of cash that’s going over, and how we calculated that minimum amount is that because of the way the equity raise was done and marketed, all of the cash from the equity raise had to go over into the prime platform, which is $140 million, and then we’ve got some working capital cash on top of that.

So we essentially have to go ahead and put over the $160 million of cash. Whether we put additional cash in there or not, we’re going to discuss that and we’re still discussing it. But again, we wanted to go ahead and say this will be a minimum of $160 million put in that new platform, and that’s how those—that’s how we arrived at those numbers. Doug?

Doug Kessler:
Sure, Ryan. With respect to the dividend, as you’ll note, if you’re an existing shareholder of Ashford Hospitality Trust and you retained your shares in both platforms, that’s about an 8% dividend increase. So we think that that—first of all, when you look at the unified hold, that’s a very attractive upside opportunity. Secondly, as you are aware, not all new REITs that come out to the marketplace are established with an existing dividend. So we felt that having a dividend would be a favorable component for the platform. And then lastly, as we’ve expressed, we expect to run the platform conservatively, and we want to have the benefit for upside from growth, we want to have the benefit of a very well-covered dividend. And clearly this is the direction that this Board has established for the platform, but obviously it will be up to the new Board of Ashford Hospitality Prime to establish the dividend going forward. But as you noted, it is a very conservative dividend with plenty of coverage and there is the opportunity for upside if the Board so chooses.

Participant 1:
Okay, I think that makes sense to me. I guess why establish a $0.01 dividend now at all? I mean, I think you’re right. It’d probably see an increase, but I would imagine most investors were expecting that type of modest increase, regardless. So I don’t know. That’s an incremental, and when I look at AHP specifically, I feel like you’re setting an expectation right now of $0.04 a year, and that expectation might be disappointing to some investors that may not want to hold that stock for that modest dividend. So why set anything now, then, given that that modest expectation is what you’ve set?

Monty Bennett:
Sure Ryan, this is Monty. A couple of reasons. First, in December, both platforms are going to evaluate the dividends for the coming year. And that would give the new Board of Prime in order to set their own dividend policy and to move forward. So that’s going to happen, that may mean the range of keeping those dividends same are increasing. And so we’ll take that – look at that then. But as you know, as far as why put out a dividend at all, is that there are some investment firms that will only invest if there is some type of yield, even if it’s just a small yield. Even if they’re not really that interested in yield they just need investments that have to have some kind of yield. So we want to make sure we were still attractive to those that needed some yield in order to invest at all. But, as Doug said, we just feel more comfortable starting out a little more conservatively, and if there is an opportunity to raise it, we’ll raise it. But a lot of the investors that we see to be more typical of Prime aren’t that yield-focused. That’s what we see, but again we wanted enough so that those looking for yield would get some.

Participant 1:
Fair enough. That’s helpful and then shifting gears just real quickly, and then I’ll jump back in queue with anything else. This morning on the Marriott International call, Arnie indicated that they’re looking at group pace flat in 3Q, but then up nicely in 4Q up 6%, but then really deteriorating in 2014 to plus 2%. I know group isn’t a big component of your business but it is close to 30% of your bookings. Can you give us an indication of where you’re Group pace is coming out right now for 3Q, 4Q and ’14?

Monty Bennett:	Well, as you know Ryan, we are always reluctant to give any guidance as far as the future holds. But if you look at the past couple of quarters for us and for all of our peers, group has been a laggard. It hasn’t grown anywhere as strongly as transient. And it seems to be a bit of a mystery as to what that’s the case. We’re still doing a lot of internal analysis to try to understand the macro factors going on of why that’s the case. If you look back in history, there was a secular downdraft in group business in early part of 2009, and the group just hasn’t recovered from that point. And corporate group fell off more dramatically but it’s come back more dramatically. SMERF Group didn’t fall off very much, but then it’s the slowest growth. Clearly government group has been impacted, but that’s not a huge amount of the group market. So group is a question mark for this industry as to why it is just growing more slowly than transient.

Participant 1:
Fair enough; so without giving guidance, are you willing to provide some color on what bookings you have on the books today? Obviously, it’s not your whole Company nor is that an indication of where you’re—any indication of where you RevPAR’s going to end up. But it might give us a good sense of where you stand for the future.

Monty Bennett:	Not at this time Ryan.

Participant 1:	Fair enough. All right, thanks guys.

Monty Bennett:	Thank you.

Participant 2:
Hey, good morning. Couple of related questions: one, Monty, if you could sort of walk us through the—maybe the path and the timetable between sort of six-and-a-half times leverage right now and five times leverage which is the ultimate goal. And then also related to that is, one of the rationales for having such a low dividend payout to have more powder available to grow this Company, because, certainly, it seems to me that you’re really positioning this for as a fairly aggressive growth Company, as opposed to a more stable traditional REIT platform? Thanks.

Monty Bennett:
Sure, if we push the Prime out there, without this equity raise—adjust the $140 million equity raise, it would have come out of the gate at about nine times debt-to-EBITDA, and that is a long, long way from the five times debt we’re trying to ultimately get to. So we haven’t set a specific date on when we want to hit that five times. We want to—we’ve thrown it out to hit over the next few years because we want to have time to get there. As you know, if we give specific dates about things, then the market suspects that we are going to come back to ask for equity at a certain period of time, and then that’ll depress our stock price up until that time and neither we nor our investors like that. So we’re not going to give a specific time period. But what is important to note is that that $140 million that we raised took us from the nine times at issue to about six-and-a-half times or so.

So that’s some material jump from nine times to 5.0 times, we just felt, again, if we came out at nine times, investors would just be five times it—so far away that those lower leverage investors would want to wait, and now with coming out of six-and-a-half times, we don’t think there is any reason for any than the raise, because we’re right within striking distance.

So we wanted to make it more attractive for investors that way. Also, we plan on coming out with credit facility, and credit facilities, in order to get somewhere, get more favourable terms, you want lower net–debt-to-EBITDA levels, and so that’s another reason why to come out with something a little bit lower. But that’s the genesis of why we decided to do what we did.

Participant 2:	And with a sort of plan in place to purchase the Pier House for the 90 million-plus, what’s the—what is Prime penciled out on a leverage basis post that transaction?

Monty Bennett:	I don’t have those numbers right here. So we’ll have to pull those, but we’ll just make a note of it. What are you looking for the total leverage?

Participant 2:	Yeah I was just wondering what leverage is going to look like after closing Pier House?

Monty Bennett:
After closing Pier House, we don’t have a loan on Pier House, and we are in the process of putting that loan on right now I can give you some color. It looks like the amount of debt that we are going to get on it is around $69 million. So unless something changes, then you can add $69 million to the debt figures that we have already released for Prime.

Participant 2:	Okay. And what’s pricing looked like on that debt today, given the shift in interest rates recently?

Monty Bennett:	The pricing of the debt?

Participant 2:	Yes.

Doug Kessler:	Libor plus 490.

Participant 2:
Libor plus 490? Okay. And the last question completely unrelated. Can you talk a little bit about the weak flow through on the Highland portfolio this quarter? I understand some of it’s related to insurance expenses, but how much of that is sort of isolated for this quarter and how much of that is going to linger with you for future quarters? Thanks.

Monty Bennett:	Sure. The—our flow throughs on the operations sides were just as good as it’s always been. So they’re solid. So from operating perspective that’s—we’re right on track.

How we book our property tax, and I am going to post mainly on property taxes, is whenever we think we might we get a lower value, or we don’t—let me change that. When we get notices from the taxing authorities, what the property taxes would be, what they think it should be, that’s what we booked regardless of what we think it ultimately will be. We don’t put anything else in there. Then we’ll appeal it, and sometimes those appeals will go for years and then three years later we’ll get a huge refund, and then we will vet that against our current then current quarter property tax.

So that’s what happened last year in the second quarter for Highland. And so when comparing this year, we just had a difficult time because we didn’t have that big accrual reversal that we had last year.

As far as estimating the future, we’ve had those coming in for years now, and this one was a bit of surprise that we didn’t have another one because they happen a lot. As far as the future, we’ve got quite a few under appeal right now and expect to win on a lot of them.

As far as specific guidance, I just can’t—I can’t help you with that, but I wouldn’t see it as anything specifically related to Highland. It was kind of luck of the draw. It could happen to any of our assets. It just happened to happen on a few Highland assets.

Participant 2:	Okay. Thanks guys.

Monty Bennett:	Sure.

Participant 3:
Good morning everyone. Monty, just—I wanted to get some color on the economics. I think you talked about that last time when you disclosed the AHP transaction. How would—if you can just remind us how the economics work in terms of management fees and things like that when it comes to AHP portfolio, and then I have a follow up question. Thank you.

Monty Bennett:
Sure. As far as the economics flowing from AHP to AHT, the advisor, there’s a--AHP the Prime we’ll be paying the non-salary G&A-type expenses. And as far as fees back to Trust, it’s going to be a calculation of 70 basis points times total enterprise value. And the details of that are in our information statement that we filed with the SEC. Then on top of that, there’s an incentive fee of—there’s a peer group set, and Prime will measure its total shareholder return on annual basis compared to those peers, and 10% of that upside difference will be paid to the advisor as a fee.

So what we are really excited about as far as the fee, and why we call it call it revolutionary, it’s because it’s not based upon the gross assets, it’s based upon total enterprise value. What’s more is that both the management team and Trust will own a material amount of shares within this new platform together.

I think it’s like 36% we’ll own on in this new platform. So there’s extraordinary alignment with this platform.

Complaints we hear about some externally managed vehicles, well that’s only because they don’t think management aligns, right? What difference does it make if it’s external or not? But our structure is materially more aligned than all of our peers internally managed platforms because our peers don’t have that kind of alignment of the advisors/management owning 36% of the platform. So we were very proud of this structure, we worked out with the help of Bank of America, and we think it’s the standard for these kinds of agreements going forward.

Participant 3:
Thank you. And just when you ran your analysis about which hotels to put in into the AHP portfolio, how do you balance, sort of, the high RevPAR hotels versus hotels located in markets which probably some investors may not consider to be core markets? What’s the thought process there? Thank you.

Monty Bennett:
Sure. We took all the hotels in our portfolio that were two times the national average or above, and those are the ones that we wanted to move into this new portfolio. But then we saw that there’s a few that we couldn’t move because they were in debt pools with a bunch of other assets that weren’t above that. So we couldn’t move those. And then we found that we couldn’t move the Gateway because of tax considerations, that’s why we’ve got to wait—the Marriott Gateway, we’ve got to wait six months. So it was as simple as that, we wanted to be very even-handed when we decided which assets to move over into this new platform, and that’s how we did it.

Participant 3:	Okay. Thank you very much.

Participant 4:
Hi everyone. I was wondering if you could maybe make some comments on the Washington DC market, and sequestration impact in general. Just do you see government demand further deteriorating, or do you think we’ve kind of hit a run rate at this point?

Monty Bennett:	Why don’t I let Jeremy talk about it since that question is pretty broad about government demand. We’re happy to talk the future—our future thoughts on it.

Jeremy Welter:
Sure. Yeah, in the second quarter, government room nights in our portfolio was down about 25%. And most of that decline was in May and June. So it certainly accelerated May and June and it seems to have maybe stabilized a little bit. But looking forward, kind of from a market base, DC outlook, we expect the impact of sequestration to continue certainly in the third quarter, maybe a little bit less in the fourth quarter and little bit less in the first quarter of next year. And then once you get to the second quarter of 2014, on a year-over-year basis, it won’t be nearly as much of an impact.

Participant 4:	Okay. So when you say you saw acceleration in May and June, do you mean that June was worse than May?

Jeremy Welter:
What I mean is year-to-date, it wasn’t so bad, and April was actually pretty strong and then just all of a sudden May, June, that’s when a lot of cancellations hit and a lot of lack of government spend hit. So…

Monty Bennett:	He’s not saying that June moved materially worse than May.

Jeremy Welter:	That’s right.

Participant 4:	Okay, perfect. Thank you.

Participant 5:
Hey guys, it’s Austin Wurschmidt here with Jordan. Just a question. Since the AHP spinoff is a departure sort of from the historic more traditional AHP portfolio and strategy, and a little more in tune with some of the smaller-cap public peers, have you given any thought to providing guidance for the AHP portfolio?

Monty Bennett:
We have given thoughts to that and, at this point in time, we don’t plan on giving guidance for Prime, but we’ve kicked it around. It seems like the only request for guidance comes from analysts and not from investors. But we’re still rolling it around, we are going to be giving ongoing more detailed property-by-property information in Prime, but haven’t settled that we’ll actually provide guidance though.

Participant 5:
Thanks. That’s helpful. And then I’m just kind of curious what your thoughts are on what drove the delta between the performance in the AHP portfolio from a RevPAR standpoint versus the overall AHT portfolio?

Monty Bennett:
Well one point of difference is that the Hilton Torrey Pines is an asset that went through an extensive renovation here in the spring. And so some of its year-over-year numbers are really helping out, and that’s a benefit to that portfolio going forward. And I’d say the only other difference is these are higher-end assets and they are experiencing higher growth.

Participant 5:	That finally makes sense. So then if you remove those eight AHP hotels from the Legacy portfolio, what would RevPAR growth have been?

David Kimichik:	This is Kimo. It would be something just under 4%. I don’t have the exact number, though.

Participant 5:	Okay. Thanks. Will the AHP results be consolidated in AHT’s financials following the spinoff getting sort of the control within the AHT management team?

Monty Bennett:	No it will not. It will be unconsolidated, and it will have its own Board guiding it; and because of that, it will not be consolidated.

Participant 5:	Great that’s helpful. Thanks, that’s all I have.

Monty Bennett:	Thank you.

End